Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Senior Managing Director

(310) 954-1105

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2013 SECOND

QUARTER RESULTS

•	Reports Same Store Sales Increase of 4.4%

•	Achieves Second Quarter Earnings per Diluted Share of $0.28

•	Declares Quarterly Cash Dividend of $0.10 per Share

EL SEGUNDO, Calif., July 30, 2013 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported financial results for the fiscal 2013 second quarter ended June 30, 2013.

For the fiscal 2013 second quarter, net sales increased to $239.9 million from net sales of $226.6 million for the second quarter of fiscal 2012. Same store sales increased 4.4% for the second quarter of fiscal 2013 from the comparable period in the prior year. As anticipated, second quarter sales benefited from the calendar shift of the Easter holiday, during which the Company’s stores are closed, out of the second quarter and into the first quarter this year. This benefit was partially offset by the impact of the calendar shift of the Fourth of July holiday further into the third quarter this year, which resulted in certain holiday-related sales moving from the second quarter to the third quarter.

Gross profit for the fiscal 2013 second quarter increased to $79.7 million from $73.1 million in the second quarter of the prior year. The Company’s gross profit margin was 33.2% in the fiscal 2013 second quarter versus 32.2% in the second quarter of the prior year. The improvement in gross profit margin reflects an increase in merchandise margins of 34 basis points, along with lower distribution and store occupancy costs as a percentage of net sales.

Selling and administrative expense increased $0.6 million for the fiscal 2013 second quarter over the prior year, but improved as a percentage of net sales to 28.8% from 30.3% in the prior year.

Net income for the second quarter of fiscal 2013 improved to $6.1 million, or $0.28 per diluted share, from net income of $2.6 million, or $0.12 per diluted share, including $0.03 per diluted share of store closing and non-cash impairment charges, for the second quarter of fiscal 2012.

For the 26-week period ended June 30, 2013, net sales increased to $486.2 million from net sales of $445.1 million in the comparable period last year. Same store sales increased 7.4% in the first 26 weeks of fiscal 2013 versus the comparable period last year. Net income improved to $13.6 million, or $0.62 per diluted share, for the first 26 weeks of fiscal 2013, from net income of $2.7 million, or $0.13 per diluted share, including $0.03 of store closing and impairment charges, for the first half of last year.

“We are pleased with our second quarter financial results as we continued to see the underlying performance of our business strengthen,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “We experienced a slight improvement in customer traffic and a mid-single-digit increase in average sale, and our same store sales improved for each of our major product categories of apparel, footwear and hardgoods. We improved merchandise margins for the quarter and also maintained our cost discipline, which allowed us to continue to leverage expenses, expand operating margins and drive a strong earnings performance. We also reduced per-store inventory levels and used our strong cash flow to invest in our store base, pay our dividend and meaningfully lower our debt versus the prior year.”

Mr. Miller continued, “We are off to a solid start in the third quarter and remain excited about our ongoing efforts to evolve both our product assortment and marketing strategies to broaden our appeal to today’s consumer.”

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.10 per share, which will be paid on September 13, 2013 to stockholders of record as of August 30, 2013.

Guidance

For the fiscal 2013 third quarter, the Company expects same store sales in the positive low single-digit range and earnings per diluted share in the range of $0.40 to $0.45. This guidance reflects anticipated expenses associated with the development of the Company’s e-commerce platform of approximately $0.02 per diluted share. For purposes of comparison to the prior year, the Company’s same store sales increased 5.2% and earnings per diluted share were $0.38, including a store closing charge of $0.01 per diluted share, for the third quarter of fiscal 2012.

Store Openings

During the second quarter of fiscal 2013, the Company opened two new stores, one of which is a relocation of an existing store, ending the quarter with 416 stores in operation. During the fiscal 2013 third quarter, the Company anticipates opening four new stores and closing one store as part of a relocation. For the fiscal 2013 full year, the Company currently anticipates opening approximately 15 net new stores.

Conference Call Information

The Company will host a conference call and audio webcast today, July 30, 2013, at 2:00 p.m. Pacific (5:00 p.m. EDT) to discuss financial results for the second quarter of fiscal 2013. To access the conference call, participants in North America should dial (888) 438-5525, and international participants should dial (719) 457-1512. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through August 6, 2013 by calling (877) 870-5176 to access the playback; passcode is 5798050.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 416 stores in 12 states under the “Big 5 Sporting Goods” name as of the end of the fiscal quarter ended June 30, 2013. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, fluctuations in consumer holiday spending patterns, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearms, ammunition and certain related accessories, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, higher than expected costs related to the development of Big 5’s new e-commerce platform, litigation risks, disruption in product flow, changes in interest rates, credit availability, higher costs associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2012 and Quarterly Report on Form 10-Q for the first quarter of fiscal 2013. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

# # #

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	June 30, 2013	December 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$5,903	$7,635
Accounts receivable, net of allowances of $145 and $99, respectively	14,305	15,297
Merchandise inventories, net	293,582	270,350
Prepaid expenses	10,572	8,784
Deferred income taxes	10,481	9,905

Total current assets	334,843	311,971

Property and equipment, net	69,664	72,089
Deferred income taxes	14,164	14,795
Other assets, net of accumulated amortization of $764 and $637, respectively	3,252	3,372
Goodwill	4,433	4,433

Total assets	$426,356	$406,660

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$113,309	$92,688
Accrued expenses	56,097	67,553
Current portion of capital lease obligations	1,796	1,720

Total current liabilities	171,202	161,961

Deferred rent, less current portion	20,326	21,386
Capital lease obligations, less current portion	2,265	2,855
Long-term debt	44,873	47,461
Other long-term liabilities	9,182	8,577

Total liabilities	247,848	242,240

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 24,243,112 and 23,783,084 shares, respectively; outstanding 22,201,276 and 21,741,248 shares, respectively	243	238
Additional paid-in capital	107,519	102,658
Retained earnings	96,686	87,464
Less: Treasury stock, at cost; 2,041,836 shares	(25,940)	(25,940)

Total stockholders’ equity	178,508	164,420

Total liabilities and stockholders’ equity	$426,356	$406,660

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012
Net sales	$239,899	$226,612	$486,165	$445,108
Cost of sales	160,226	153,536	326,017	304,604

Gross profit	79,673	73,076	160,148	140,504
Selling and administrative expense (1) (2)	69,180	68,591	137,108	135,176

Operating income	10,493	4,485	23,040	5,328
Interest expense	418	576	871	1,176

Income before income taxes	10,075	3,909	22,169	4,152
Income taxes	3,971	1,351	8,551	1,438

Net income (1) (2)	$6,104	$2,558	$13,618	$2,714

Earnings per share:
Basic	$0.28	$0.12	$0.63	$0.13

Diluted (1) (2)	$0.28	$0.12	$0.62	$0.13

Dividends per share	$0.10	$0.075	$0.20	$0.15

Weighted-average shares of common stock outstanding:
Basic	21,714	21,424	21,583	21,457

Diluted	22,005	21,539	21,936	21,610

(1)	In the second quarter of fiscal 2012, the Company recorded a pre-tax charge of $0.7 million related to store closing costs. This charge reduced net income by $0.5 million, or $0.02 per diluted share.
(2)

In the second quarter of fiscal 2012, the Company recorded a pre-tax non-cash impairment charge of $0.2 million related to certain underperforming stores. This charge reduced net income by $0.1 million, or $0.01 per diluted share.